EXHIBIT 99.1

For further information, contact:
Bert W. Hogue, Chief Financial Officer	Jonathan Fassberg /Brian Korb (Investor Relations)
Epoch Biosciences, Inc.	The Trout Group
(425) 482-5555	(212) 477-9007

Epoch Biosciences Announces Second Quarter Financial Results

     BOTHELL, WA, August 5, 2003 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, today reported revenues for the second quarter of $2.5 million compared to $2.5 million in the like period in 2002. The net loss during the quarter was $3.1 million, or $0.12 per share, compared with a net loss of $1.2 million, or $0.05 per share, in the second quarter of 2002. Included in the second quarter 2003 results is a loss from the previously announced sale of its specialty oligonucleotide operations of $2.8 million, or $0.11 per share. Excluding the loss on that transaction, the net loss was $255,000, or $0.01 per share, in the second quarter.

William G. Gerber, M.D., chief executive officer, said, “During the quarter, we concluded several matters that permit us to focus more sharply on our core businesses. We sold our non-strategic specialty oligonucleotide business, reached settlement of a dispute with a collaborator, and received a favorable ruling regarding a 2001 complaint involving the issuance of common stock warrants.”

“We also made steady progress against our objectives in our core businesses: Our international marketing partner QIAGEN N.V. launched a new line of quantitative gene expression assays incorporating our MGB Eclipse™ probe technology; we significantly increased the number of key accounts that are evaluating MGB Eclipse probe products for target discovery and drug development; we advanced licensing discussions with various companies; and our scientists completed nine of the twenty projected diagnostic assays we intend to file this year with the FDA under the analyte-specific reagent (ASR) regulatory process,” Gerber said. “We also continued to interact with the Government team managing the selection process for the JBAIDS Program for the Department of Defense.”

“Despite the difficult environment for companies in our sector, our financial trends were positive as well with increases in MGB Eclipse Probe System sales and royalties, continued control of our operating expenses and a significant improvement in our cash position. We believe we have built a solid foundation for the continuing validation and acceptance of our products and technology,” Gerber said.

Second Quarter Financial Performance:

Total revenues for the quarter ended June 30, 2003 decreased 1% to $2,452,000 compared to the second quarter of 2002. Product sales decreased 60% to $688,000 from $1.7 million a year ago, due to a 73% decline in specialty oligonucleotide revenues from the Company’s San Diego operations, an expected decrease in chemical intermediate shipments, and the reclassification of product revenues as royalties. License fees and royalties increased to $1.4 million from $256,000 a year ago due to payment of higher minimum royalties from Applied Biosystems and technology access fees from Amersham Biosciences. Contract research revenues decreased to $392,000 from $532,000 last year due to termination of contracts in place a year ago.

Excluding revenues from the divested specialty oligonucleotide business, total revenues increased 25% from $1.8 million in the second quarter of 2002 to $2.3 million in the second quarter of 2003.

Total operating expenses for the second quarter were $5.5 million. Excluding the loss on the sale of San Diego operations, total operating expenses for the second quarter were $2.7 million compared to $3.7 million in the comparable quarter of 2002. Cost of product sales decreased to $643,000 from $1.2 million in the second quarter of 2002 due to decreased product sales and inclusion of only two months of San Diego’s manufacturing costs. Research and development expenses decreased slightly to $1,086,000 from $1,119,000 in the comparable quarter of 2002 due to reduced personnel and professional costs, partially offset by lower allocations to cost of goods sold. Selling, general, and administrative expenses decreased to $982,000 from $1.4 million in last year’s second quarter due to reduced product marketing expenses, proceeds of $175,000 from the settlement of arbitration proceedings with Third Wave Technologies accounted for as a reduction of expenses, and inclusion of only two months of costs from the San Diego operation.

As previously announced, Epoch sold the assets and customer base of its specialty oligonucleotide operations located in San Diego, California to Eurogentec in a transaction that closed on May 30, 2003. The $2.8 million loss on sale of the San Diego operations recognized in the second quarter represented cash proceeds of $1.4 million less the book value of inventory, equipment, and other assets transferred to Eurogentec, the non-cash write off of intangible assets associated with the original acquisition of approximately $2.6 million, and transaction costs. Net of transaction costs, Epoch realized approximately $1.1 million in cash from the sale.

For the six months ended June 30, 2003, Epoch reported revenues of $4.9 million compared to $4.8 million in the first two quarters of 2002. Excluding revenues from the divested specialty oligonucleotide business, total revenues increased 19% from $3.7 million in the first six months of 2002 to $4.4 million in 2003. The net loss for the first six months of 2003 was $3.9 million, or $0.15 per share, compared to $2.4 million, or $0.09 per share, for the same period in 2002. Excluding the loss on the sale of San Diego operations of $2.8 million, the net loss was $1.1 million, or $0.04 per share, for the six months ended June 30, 2003.

At June 30, 2003, the Company had unrestricted cash and cash equivalents of $4.6 million, up from $3.2 million at March 31, 2003.

Second Quarter Highlights:

•	JBAIDS, the Joint Biological Agent Identification and Diagnostics Systems program, is a compact, portable, ruggedized diagnostic system capable of reliable simultaneous identification of ten biological warfare agents. Block 1 involves the deployment of up to 475 instruments and 848,000 assays over the next four years, and FDA approval of the system as a medical diagnostic device. Gerber commented, “We have learned that the Government’s decision regarding the project award for Block I of the JBAIDS project has been delayed and could now occur as late as October. We are honored to be a finalist in this competitive process and all communications with Government personnel involved in the evaluation process indicate we remain a contender for this contract.”

•	QIAGEN N.V. launched catalog QuantiTect™ Gene Expression Assays in May that incorporate MGB Eclipse technology and provide precise quantitative measurement of gene expression levels. These assays are easy to use, work on any real-time thermal cycler and offer a range of benefits including the prevention of co-amplification of genomic DNA. QIAGEN is expected to launch the custom assay version of the QuantiTect product line later this quarter.

•	Epoch sold the assets and customer base of its non-proprietary specialty oligonucleotide operation located in San Diego, California, to Eurogentec, S.A. of Belgium. The business was originally acquired in late 2000 to meet contractual manufacturing obligations for Applied Biosystems, Inc. The need for this manufacturing capacity was eliminated as the result of the renegotiation of the ABI contract that provided Epoch with increased royalty payments without a manufacturing obligation and with the decision to scale MGB Eclipse manufacturing in Bothell instead of San Diego. As specialty oligos were not a strategic business for Epoch, the Company chose to divest the operations, freeing cash for priority businesses and consolidating and expanding manufacturing operations at its headquarters facilities in Bothell, Washington.

•	In May, Epoch and Third Wave Technologies finalized the settlement of arbitration proceedings initiated by Epoch. Under the settlement, TWT paid Epoch $300,000 and will pay higher annual minimum royalties for its dye and quencher licenses from Epoch in return for the cancellation of obligations to fund development under an October 2000 agreement.

•	In May, the United States Court of Appeal for the Second Circuit issued a decision affirming a prior court’s dismissal of a complaint against Epoch filed by the Harbor Trust (formerly the Edward Blech Trust) in May 2001 that had alleged the breach of a 1996 letter of agreement regarding warrants to purchase stock.

Conference Call Information
Epoch management will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT) today, Tuesday, August 5, 2003, to discuss second quarter financial results. To access by telephone, domestic callers dial 800-475-2151 and international callers dial 973-582-2710. An audio replay will be available for seven days; domestic callers dial 877-519-4471 and international callers dial 973-341-3080 (Pass code #4082962).

A live webcast of the call may be accessed through the Investor Relations section of the company’s website at www.epochbio.com/company/IR_Audio%20Presentations.htm or directly at www.viavid.net/detailpage.aspx?sid=0000162D. A replay will be available for 45 days.

About Epoch Biosciences
Epoch Biosciences, Inc. develops and sells proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Information about Epoch is available at www.epochbio.com.

Epoch Biosciences Cautionary Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that Epoch’s products and technology may not be commercially accepted, may be uneconomical to market; that third parties hold proprietary rights that preclude Epoch or its licensees from marketing them; or, that third parties market a superior product. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch Biosciences’ business and financial results is included in Epoch’s annual report on Form 10-K for the year ended December 31, 2002 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

MGB Eclipse is a trademark of Epoch Biosciences, Inc.

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Epoch Biosciences, Inc.
Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Revenues:
Product sales	$688	$1,700	$1,437	$3,225
License fees and royalties	1,372	256	2,690	433
Contract research	392	532	741	1,112

Total revenues	2,452	2,488	4,868	4,770
Operating expenses:
Cost of product sales	643	1,195	1,383	2,294
Research and development	1,086	1,119	2,343	2,186
Selling, general and administrative	982	1,400	2,282	2,770
Loss on sale of San Diego operations	2,805	—	2,805	—

Total operating expenses	5,516	3,714	8,813	7,250

Operating loss	(3,064)	(1,226)	(3,945)	(2,480)
Other income:
Interest income, net	4	25	11	62

Net loss	$(3,060)	$(1,201)	$(3,934)	$(2,418)

Net loss per share — basic and diluted	$(0.12)	$(0.05)	$(0.15)	$(0.09)

Weighted average number of common shares outstanding — basic and diluted	25,950	25,656	25,840	25,655

Epoch Biosciences, Inc.
Balance Sheet Highlights
(in thousands)
(unaudited)

	June 30,	December 31,
	2003	2002

Cash and cash equivalents	$4,608	$3,508
Accounts receivable	1,292	2,031
Inventory	198	461
Other current assets	281	349

Total current assets	6,379	6,349
Property and equipment, net	2,845	3,948
Intangible assets, net	1,340	4,120
Other non-current assets	650	639

Total assets	$11,214	$15,056

Accounts payable and accrued liabilities	$1,648	$2,034
Deferred revenue – current portion	800	877
Long-term obligations – current portion	419	282

Total current liabilities	2,867	3,193
Deferred revenue	2,404	2,325
Long-term obligations	818	757
Stockholders’ equity	5,125	8,781

Total liabilities and stockholders’ equity	$11,214	$15,056

Epoch Biosciences, Inc.
Reconciliations of Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

Certain information provided in this press release with respect to Total Revenues excludes revenues from the Company’s San Diego operations, and with respect to Operating Expenses, Net Loss, and Net Loss per Share excludes the loss on sale of the San Diego operations of $2.8 million. Reconciliations of amounts reported in accordance with generally accepted accounting principles (GAAP) to these non-GAAP measures follow. The Company’s management believes this information provides a meaningful comparison of revenues, expenses, and operating results.

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

1.Total Revenues
Total Revenues as reported– GAAP	$2,452	$2,488	$4,868	$4,770
Exclude revenues from San Diego operations	(184)	(676)	(451)	(1,041)

Total Revenues – non-GAAP	$2,268	$1,812	$4,417	$3,729

2. Operating Expenses
Operating expenses as reported– GAAP	$5,516	$3,714	$8,813	$7,250
Exclude loss on sale of San Diego operations	(2,805)	—	(2,805)	—

Operating expenses – non-GAAP	$2,711	$3,714	$6,008	$7,250

3. Net Loss
Net loss as reported– GAAP	$(3,060)	$(1,201)	$(3,934)	$(2,418)
Exclude loss on sale of San Diego operations	2,805	—	2,805	—

Net loss – non-GAAP	$(255)	$(1,201)	$(1,129)	$(2,418)

4. Net Loss per Share
Net loss per share as reported – GAAP	$(0.12)	$(0.05)	$(0.15)	$(0.09)
Exclude loss on sale of San Diego operations	0.11	—	0.11	—

Net loss per share – non-GAAP	$(0.01)	$(0.05)	$(0.04)	$(0.09)

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